                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           POWER INTEGRATIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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

                            POWER INTEGRATIONS, INC.
                             477 N. Mathilda Avenue
                          Sunnyvale, California  94086

                                                                  April 29, 1998

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Power Integrations, Inc. on June 1, 1998 at 477 N. Mathilda Avenue, Sunnyvale, California 94086 at 1:00 p.m., Pacific Daylight Time.

     The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of the 1997 Power Integrations, Inc. Annual Report, which includes audited financial statements and certain other information.

     It is important that you use this opportunity to take part in the affairs of Power Integrations, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

     We look forward to seeing you at the meeting.

                                    Sincerely,

                                    /s/ Howard F. Earhart

                                    Howard F. Earhart
                                    President and Chief Executive Officer

                            POWER INTEGRATIONS, INC.
                             477 N. Mathilda Avenue
                          Sunnyvale, California  94086

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 1, 1998

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of Power Integrations, Inc. (the "Company"), which will be held on June 1, 1998, at 1:00 p.m. Pacific Daylight Time at 477 N. Mathilda Avenue, Sunnyvale, California 94086, for the following purposes:

1. To elect two (2) Class I directors to hold office for a three-year term and until their successors are elected and qualified.

2. To approve amendments to the Company's 1997 Stock Option Plan which (i) provides that effective January 1, 1999, 600,000 shares which would otherwise only be available for grant under such plan pursuant to nonstatutory stock options may instead be granted pursuant to incentive stock options, and (ii) limit the number of shares for which options may be granted under such plan to any employee within any fiscal year to 200,000.

3. To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December, 1998.

4.  To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 13, 1998, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.

                              By Order of the Board of Directors,

                              /s/ Robert G. Staples

                              Robert G. Staples
                              Secretary

Sunnyvale, California
April 29, 1998

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                            POWER INTEGRATIONS, INC.
                             477 N. Mathilda Avenue
                          Sunnyvale, California  94086


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors of Power Integrations, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held June 1, 1998, or any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is April 29, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

     Annual Report. An annual report for the year ended December 31, 1997, is enclosed with this Proxy Statement.

     Voting Securities. Only stockholders of record as of the close of business on April 13, 1998, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 12,058,380 shares of Common Stock of the Company ("Common Stock"), par value $.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each stockholder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the Company's capital stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. The Company will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has engaged the services of Corporate Investor Communications, Inc. ("CIC"), a proxy solicitation firm. The Company will pay approximately $3,000 for such services and will reimburse CIC for their reasonable, out-of-pocket expenses.

     Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company at the Company's principal office, 477 N. Mathilda Avenue, Sunnyvale, California 94086, of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                              PROPOSAL NUMBER ONE
                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors which currently consists of five (5) directors; two (2) of whom are Class I directors, two (2) of whom are Class II directors, and one (1) who is a Class III director. Class I, Class II and Class III directors serve until the Annual Meeting of Stockholders to be held in 1998, 1999 and 2000, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

     Management's nominees for election at the 1998 Annual Meeting of Stockholders to Class I of the Board of Directors are Dr. William Davidow and Steven J. Sharp. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2001, and until their successors are elected and qualified. If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for substitute nominees as the Board of Directors may designate.

     The table below sets forth the names and certain information of the Company's directors, including the Class I nominees to be elected at this meeting.

                                                                                                  Director
NAME                                         PRINCIPAL OCCUPATION WITH THE COMPANY    AGE          Since
-----------------------------------------    -------------------------------------    ---         -------
Class I nominees to be elected at the 1998 Annual Meeting of Stockholders:

    Dr. William Davidow                      Director                                 64            1988
    Steven J. Sharp                          Director                                 56            1988

Class II directors whose terms expire at the 1999 Annual Meeting of Stockholders:

    Dr. Edward C. Ross                       Chairman of the Board of Directors       56            1989
    E. Floyd Kvamme                          Director                                 60            1989

Class III directors whose terms expire at the 2000 Annual Meeting of Stockholders:

    Howard F. Earhart                        Director, President and                  58            1995
                                             Chief Executive Officer

     Howard F. Earhart has served as President, Chief Executive Officer and as a Director of the Company since January 1995. From 1990 to 1995 Mr. Earhart served as an interim Chief Executive Officer for various high technology companies including those discussed below. From July 1994 to March 1995, Mr. Earhart served as Chief Executive Officer of Co-Active Computing, Inc., a personal computer peer-to-peer network adapter company. From July 1994 to January 1995, Mr. Earhart served as Chief Executive Officer of Reach Software, a software company. From December 1993 to April 1994, Mr. Earhart served as Chief Executive Officer of Quorum Software, a software company. From August 1993 to September 1994, Mr. Earhart served as acting Chief Executive Officer of Digital-F/X, a hardware and software company. From September 1992 to April 1993, Mr. Earhart served as an advisor to the Chief Executive Officer of Raster Graphics, an electrostatic plotter company. From August 1990 to January 1992, Mr. Earhart served as Chief Executive Officer of Springer Technologies, a thin film magnetic head company. Mr. Earhart also served as President of the Consumer Products Group of Memorex Corporation.

     Dr. William Davidow has served as a Director of the Company since its inception. Dr. Davidow has been a general partner of Mohr, Davidow Ventures, a venture capital company, since 1985. Dr. Davidow also serves as a director of two public companies, Rambus, Inc. and The Vantive Corporation.

     Steven J. Sharp is a founder of the Company and has served as a Director of the Company since its inception. Mr. Sharp has served as President, Chief Executive Officer and Chairman of the Board of TriQuint since September 1991.

     Dr. Edward C. Ross has served as a Director of the Company since January 1989 and has served as the Chairman of the Board of Directors since January 1995. From January 1989 to January 1995, Dr. Ross served as President and Chief Executive Officer of the Company. Dr. Ross has served as President, Technology and Manufacturing Group of Cirrus Logic, Inc., a semiconductor company, since September 1995.

     E. Floyd Kvamme has served as a Director of the Company since September 1989. Mr. Kvamme has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital company, since 1984. Mr. Kvamme also serves as a director of four public companies, TriQuint Semiconductor ("TriQuint"), Harmonic Lightwaves, Photon Dynamics and Prism Solutions.

BOARD OF DIRECTOR'S COMMITTEES AND MEETINGS

     During the year ended December 31, 1997, the Board of Directors held 6 meetings. Each incumbent director attended at least 75% of the aggregate of such meetings of the Board and any Committee of the Board on which he served. The Board of Directors has established an Audit Committee and a Compensation Committee.

     The Audit Committee's function is to review with the Company's independent auditors and management, the annual financial statements and independent auditors' opinion, review the scope and results of the examination of the Company's financial statements by the independent auditors, approve all professional services and related fees performed by the independent auditors, recommend the retention of the independent auditors to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The Audit Committee oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the Company's internal audits. The members of the Audit Committee during fiscal 1997 were Dr. Ross and Mr. Kvamme. During the year ended December 31, 1997, the Audit Committee held no meetings.

     The Compensation Committee's function is to make decisions concerning salaries and incentive compensation for executive officers of the Company. The members of the Compensation Committee during fiscal 1997 were Dr. Ross, Mr. Kvamme and Dr. Davidow. During the year ended December 31, 1997, the Compensation Committee held one (1) meeting. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     If a quorum is present and voting at the annual meeting of stockholders, the nominees for Class I director receiving the highest number of votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

                              PROPOSAL NUMBER TWO
                            APPROVAL OF AMENDMENT OF
                             1997 STOCK OPTION PLAN

  The Board of Directors adopted the Company's 1997 Stock Option Plan (the "1997 Plan") on June 3, 1997. Currently, the 1997 Plan provides that the maximum number of shares issuable under the 1997 Plan will automatically be increased on the first day of each fiscal year of the Company beginning on or after January 1, 1999 by an amount equal to 5% of the number of shares of the Company's Common Stock which was issued and outstanding on the last day of the preceding fiscal year. However, the 1997 Plan provides that the number of shares which may cumulatively be available for issuance upon the exercise of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will remain fixed at 2,132,227 shares (the "ISO Issuance Limit"). Because the use of ISOs is an important factor in attracting and retaining qualified employees, the Board of Directors has amended the 1997 Plan, subject to stockholder approval, to increase the ISO Issuance Limit by 600,000 shares, to 2,732,227 shares, effective as of January 1, 1999. Such increase in the ISO Issuance Limit contemplated by this amendment will be effected without an increase in the total number of shares issuable under the 1997 Plan.

  The Code limits the amount of compensation paid to a corporation's chief executive officer and four other most highly compensated officers that the corporation may deduct as an expense for federal income tax purposes. To enable the Company to continue to deduct in full all amounts of ordinary income recognized by its executive officers in connection with options granted under the 1997 Plan, the Board of Directors has amended the 1997 Plan, subject to stockholder approval, to limit to 200,000 the maximum number of shares for which options may be granted to any employee in any fiscal year (the "Grant Limit"). However, the Company's stock option grants typically do not approach this limit.

  The stockholders are now being asked to approve the increase in the ISO Issuance Limit from 2,132,227 shares to 2,732,227 shares and the establishment of the Grant Limit. The Board of Directors believes that approval of these amendments is in the best interests of the Company and its stockholders because the availability of an adequate stock option program is an important factor in attracting, motivating and retaining qualified officers and employees essential to the success of the Company and in aligning their long-term interests with those of the stockholders.

SUMMARY OF THE PROVISIONS OF THE 1997 PLAN

     The following summary of the 1997 Plan is qualified in its entirety by the specific language of the 1997 Plan, a copy of which is available to any stockholder upon request.

     General. The 1997 Plan provides for the grant of ISOs and nonstatutory stock options. As of April 13, 1998, the Company had outstanding options under the 1997 Plan to purchase an aggregate of 232,666 shares at a weighted average exercise price of $7.8883 per share. As of April 13, 1998, options to purchase 240,972 shares of Common Stock granted pursuant to the 1997 Plan had been exercised, and there were 229,868 shares of Common Stock available for future grants under the 1997 Plan.

     Shares Subject to Plan. Currently, a maximum of 2,132,227 shares of the authorized but unissued or reacquired Common Stock of the Company may be issued upon the exercise of options granted pursuant to the 1997 Plan, which amount is comprised of the sum of (i) 693,382 shares (new shares allocated for issuance under the 1997 Plan), and (ii) 1,438,845 shares (shares subject to options granted under the Company's 1988 Stock Option Plan which were outstanding on June 3, 1997) (the "1988 Plan Options"). The number of shares available for issuance under the 1997 Plan, at any time, is reduced by the number of shares remaining subject to the 1988 Plan Options. In addition, the number of shares issuable under the 1997 Plan will be increased on the first day of each fiscal year of the Company beginning on or after January 1, 1999 by a number of shares equal to 5% of the number of shares of the Company's common stock issued and outstanding on the last day of the preceding fiscal year. Currently, the ISO Issuance Limit is 2,132,227 shares. Subject to stockholder approval, the Board of Directors has amended the 1997 Plan to (i) increase the ISO Issuance Limit to 2,732,227 shares, effective

January 1, 1999, and (ii) establish the Grant Limit. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the 1997 Plan, the ISO Issuance Limit, the Grant Limit and to outstanding options. To the extent any outstanding option under the 1997 Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the 1997 Plan and will again be available for issuance under the 1997 Plan.

     Administration. The 1997 Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1997 Plan must be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the 1997 Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an ISO or a nonstatutory stock option, the terms of vesting and exercisability of each option, including the effect thereon of an optionee's termination of service, the type of consideration to be paid to the Company upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The 1997 Plan also provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 1997 Plan. The Board will interpret the 1997 Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1997 Plan or any option.

     Eligibility. Generally, all employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the 1997 Plan. In addition, the 1997 Plan also permits the grant of options to prospective employees, consultants and directors in connection with written offers of employment or engagement. As of April 13, 1998, the Company had approximately 145 employees, including 7 executive officers and 5 directors. Any person eligible under the 1997 Plan may be granted a nonstatutory option. However, only employees may be granted ISOs.

     Terms and Conditions of Options. Each option granted under the 1997 Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1997 Plan.
The exercise price per share must equal at least the fair market value of a share of the Company's Common Stock on the date of grant of an ISO and at least 85% of the fair market value of a share of the Common Stock on the date of grant of a nonstatutory stock option. The exercise price of any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "10% Stockholder") must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant. The fair market value of the Company's Common Stock is based on the trading price of the Company's shares in the Nasdaq National Market.

     Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or a loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any lawful method approved by the Board or by any combination of these. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant.

     Options granted under the 1997 Plan will become exercisable and vested at such times as specified by the Board. Generally, options granted under the 1997 Plan are exercisable on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with the Company or if the optionee attempts to transfer any unvested shares. Shares subject to options generally vest in installments, subject to the optionee's continued employment or service. Currently, the maximum term of ISOs granted under the 1997 Plan is ten years, except that an ISO granted to a 10% Stockholder may not have a term longer than five years. The 1997 Plan authorizes the Board to grant nonstatutory stock options having a term in excess of ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

     Change in Control. The 1997 Plan provides that a "Change in Control" occurs in the event of (i) a sale or exchange by the stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation involving the Company, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company, wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of at least 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred. Upon a Change in Control, the Board may arrange for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the 1997 Plan. To the extent that the options outstanding under the 1997 Plan are not assumed, substituted for, or exercised prior to such event, they will terminate.

     Termination or Amendment. Unless sooner terminated, no ISOs may be granted under the 1997 Plan after June 2, 2007. The Board may terminate or amend the 1997 Plan at any time, but, without stockholder approval, the Board may not amend the 1997 Plan to increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive ISOs, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an ISO or is necessary to comply with any applicable law.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 1997 PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1997 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     ISOs. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an ISO qualifying under
Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted or within one year following the exercise of the option will normally recognize a mid-term or long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (as discussed under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be mid-term or long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the determination date of an ISO (as discussed below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as ISOs will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be mid-term or long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

  The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

  The Board of Directors believes that approval of the increase in the ISO Issuance Limit and the establishment of the Grant Limit is in the best interests of the Company and its stockholders and for the reasons stated above.
THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF AN INCREASE IN THE ISO ISSUANCE LIMIT AND THE ESTABLISHMENT OF THE GRANT LIMIT.

                             PROPOSAL NUMBER THREE
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected Arthur Andersen LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1998. Arthur Andersen LLP has acted in such capacity since its appointment during the fiscal year ended December 31, 1990. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of February 13, 1998, with respect to the beneficial ownership of the Company's Common Stock by
(i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and director nominee of the Company, (iii) the Chief Executive Officer, and the five other highest compensated executive officers of the Company whose salary and bonus for the year ended December 31, 1997 exceeded $100,000 (the "Named Executive Officers"), and (iv) all executive officers and directors of the Company as a group.

NAME AND ADDRESS OF BENEFICIAL OWNERS                                                   SHARES OWNED(1)
-------------------------------------                                      ----------------------------------------
                                                                               NUMBER OF
                                                                                SHARES                PERCENTAGE
                                                                           -------------------   ------------------
5% STOCKHOLDERS

Mohr, Davidow Ventures II.............................................        1,019,777                   8.44%
 3000 Sand Hill Road
 Bldg. 1, Suite 240
 Menlo Park, CA  94025

Funds affiliated with
 Kleiner Perkins Caufield & Byers(2)..................................          893,443                   7.39%
 2750 Sand Hill Road
 Menlo Park, CA  94025

Funds affiliated with
 InterWest Partners(3)................................................          736,347                   6.09%
 3000 Sand Hill Road
 Bldg. 3, Suite 255
 Menlo Park, CA  94025

EXECUTIVE OFFICERS AND DIRECTORS

Howard F. Earhart(4)..................................................          382,352                   3.15%
Balu Balakrishnan(5)..................................................          257,352                   2.13%
Vladimir Rumennik(6)..................................................          169,117                   1.39%
Daniel M. Selleck(7)..................................................          132,349                   1.09%
Robert G. Staples(8)..................................................           99,263                   *
Clifford J. Walker(9).................................................           88,234                   *
Dr. Edward C. Ross(10)................................................          216,470                   1.78%
Dr. William Davidow(11)...............................................        1,019,777                   8.44%
E. Floyd Kvamme(12)...................................................          928,443                   7.68%
Steven J. Sharp(13)...................................................           50,643                   *
All executive officers and directors as a group (11 persons)(14)......        3,421,205                  27.60%

___________________________
* Less than 1%

(1) Except as indicated in the footnotes to this table, the Company believes that the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options. Percentages are based on 12,083,740 shares of Common Stock outstanding on February 13, 1998.

(2) Includes 878,468 shares held by Kleiner Perkins Caufield & Byers IV, and 14,975 shares held by KPCB Zaibatsu Fund I.

(3) Includes 731,814 shares held by InterWest Partners V, L.P. and 4,533 shares held by InterWest Investors V.

(4) Includes 165,294 shares subject to a right of repurchase in favor of the Company which lapses over time. Also includes 102,941 shares issuable upon exercise of options.

(5) Includes 69,117 shares subject to a right of repurchase in favor of the Company which lapses over time.

(6) Includes 50,881 shares subject to a right of repurchase in favor of the Company which lapses over time. Also includes 54,082 shares issuable upon exercise of options.

(7) Includes 48,675 shares subject to a right of repurchase in favor of the Company which lapses over time. Also includes 22,058 shares issuable upon exercise of options.

(8) Includes 49,925 shares subject to a right of repurchase in favor of the Company which lapses over time. Also includes 18,382 shares issuable upon exercise of options.

(9) Includes 49,093 shares subject to a right of repurchase in favor of the Company which lapses over time. Also includes 18,382 shares issuable upon exercise of options.

(10) Includes 95,823 shares issuable upon exercise of options.

(11) Represents all shares held by entities affiliated with Mohr, Davidow Ventures, II. Mr. Davidow, as a general partner of Mohr, Davidow Ventures, may be deemed to beneficially own shares, but Mr. Davidow disclaims beneficial ownership of all such shares except to the extent of his proportional interest therein.

(12) Represents 893,443 shares held by entities affiliated with Kleiner Perkins Caufield & Byers ("KPCB"). Mr. Kvamme, as a general partner of KPCB, may be deemed to beneficially own shares, but Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his proportional interest therein.

(13) Includes 2,117 shares held by Sutro & Co. Keough Custodian FBO Steven
     Sharp.

(14) See footnotes 4 through 13. Includes 432,323 shares subject to a right of repurchase in favor of the Company which lapses over time, and 311,668 shares issuable upon exercise of options.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the total compensation of the Named Executive Officers for the fiscal years ended December 31, 1996 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION
                                             -------------------------------------------------------------------------------
                                                                                                              LONG TERM
                                                                                                             COMPENSATION
                                                                                                                AWARDS
                                                                                                          -------------------
                                                                                          ALL              NO. OF SECURITIES
                                                                                         OTHER                 UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR    SALARY(1)     BONUS(1)         COMPENSATION(2)            OPTIONS
------------------------------------------    ----    ---------     --------         ---------------       ------------------

Howard F. Earhart..........................   1997   $180,000      $237,600              $660                  73,529
  President and Chief Executive Officer       1996   $180,000      $120,000              $536                     ---

Balu Balakrishnan..........................   1997   $155,000      $147,600              $660                  22,058
  Vice President, Engineering and New         1996   $155,000      $ 77,500              $536                     ---
   Business Development

Vladimir Rumennik..........................   1997   $145,000      $118,500              $660                  22,058
  Vice President, Technology Development      1996   $145,000      $ 60,000              $536                   7,352

Daniel M. Selleck..........................   1997   $140,000      $138,000              $660                  22,058
  Vice President, Worldwide Sales             1996   $140,000      $ 72,000              $536                  22,058

Robert G. Staples..........................   1997   $120,000      $118,000              $660                  14,705
  Chief Financial Officer, Vice President,    1996   $120,000      $ 48,000              $536                  18,382
   Finance and Administration and Secretary

Clifford J. Walker.........................   1997   $120,000      $118,000              $660                  25,735
  Vice President, Corporate Development       1996   $120,000      $ 48,000              $536                  18,382

___________________________
(1) Amounts shown are on a full year basis and include cash and noncash compensation earned by executive officers.

(2)  Represents premiums paid by the Company for life insurance coverage.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information concerning options to purchase the Company's Common Stock granted during the year ended December 31, 1997 to the Named Executive Officers:


                       INDIVIDUAL GRANTS IN FISCAL 1997

                                                                                      POTENTIAL REALIZABLE VALUE
                                             % OF TOTAL                                AT ASSUMED ANNUAL RATES
                                              OPTIONS                                       OF STOCK PRICE
                                             GRANTED TO                                    APPRECIATION FOR
                                             EMPLOYEES                                      OPTION TERM(4)
                               OPTIONS       IN FISCAL      EXERCISE    EXPIRATION   ----------------------------
NAME                          GRANTED(1)      YEAR(2)       PRICE(3)       DATE            5%              10%
----                          ----------     ---------      --------    ----------   ------------- --------------
Howard F. Earhart..........      73,529        12.41%          $1.70      06/03/07       $78,611        $199,217
Balu Balakrishnan..........      22,058         3.72%          $1.70      06/03/07       $23,583        $ 59,763
Vladimir Rumennik..........      22,058         3.72%          $1.70      06/03/07       $23,583        $ 59,763
Daniel M Selleck...........      22,058         3.72%          $1.70      06/03/07       $23,583        $ 59,763
Robert G. Staples..........      14,705         2.48%          $1.70      06/03/07       $15,721        $ 39,841
Clifford J. Walker.........      25,735         4.34%          $1.70      06/03/07       $27,514        $ 69,725

___________________________
(1) Options granted in fiscal 1997 are immediately available and generally vest fully within three years from the grant date. The Company has a repurchase right for unvested shares. Under the terms of the 1997 Plan, the administrator retains discretion, subject to the 1997 Plan limits, to modify the terms of outstanding options and to reprice outstanding options. The options have a term of 10 years, subject to earlier termination in certain situations related to termination of employment. See "APPROVAL OF AMENDMENT OF 1997 STOCK OPTION PLAN" and "DESCRIPTION OF EMPLOYEE BENEFIT PLANS" for a description of the material payment terms of the options.

(2) Based on a total of 592,412 options granted to all employees and consultants during fiscal 1997.

(3) All options were granted at an exercise price equal to the fair market value of the Common Stock as determined by the Board of Directors on the date of grant. The Common Stock was not publicly traded at the time of the option grants to the officers.

(4) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to date.

   AGGREGATE OPTION EXERCISES FOR FISCAL 1997 AND FISCAL 1997 YEAR-END VALUES

     The following table provides certain information concerning exercises of options to purchase the Company's Common Stock during the year ended December 31, 1997, and unexercised options held as December 31, 1997, by the Named Executive Officers:

                          AGGREGATED OPTION EXERCISES
                          AND FISCAL YEAR-END VALUES

                                                             NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-
                                                             OPTIONS AT 12/31/97(1)   MONEY OPTIONS AT 12/31/97(2)
                                                             ----------------------   ----------------------------
                                 SHARES
                              ACQUIRED ON      VALUE
NAME                            EXERCISE     REALIZED(3)      VESTED       UNVESTED     VESTED        UNVESTED
-------------------------     -----------    -----------      ------       --------     ------        --------

Howard F. Earhart.........      235,293        $192,449          ---        105,883     $    ---      $925,417
Balu Balakrishnan.........      110,292        $ 94,999          ---            ---     $    ---      $    ---
Vladimir Rumennik.........      115,028        $111,080       16,143         37,939     $136,645      $291,839
Daniel M. Selleck.........      110,291        $ 84,998        7,499         14,559     $ 59,167      $114,871
Robert G. Staples.........       80,881        $ 78,749        6,250         12,132     $ 49,313      $ 95,721
Clifford J. Walker........       69,852        $ 52,449        6,250         12,132     $ 49,313      $ 95,721

___________________________
(1) These options are immediately exercisable in full at the date of grant, but shares purchased on exercise of unvested options are subject to repurchase right in favor of the Company which lapses ratably over 50 months for the Company's 1988 Stock Option Plan (the "1988 Plan") or 48 months for the 1997 Plan and entitles the Company to repurchase unvested shares at their original issuance price.

(2) Calculated on the basis of the fair market value of the underlying securities as of December 31, 1997 of $9.25 per share, as reported as the closing price on the National Association of Securities Dealers Automated Quotations System, minus the aggregate exercise price.

(3)  Fair market price on date of exercise, less exercise price.

     No compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year was paid pursuant to a long-term incentive plan during fiscal 1997 to any Named Executive Officer. The Company does not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation or average final compensation and years of service with any of the Named Executive Officers.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash for services provided as a Director. Directors are reimbursed for all travel and related expenses incurred in connection with attending board and committee meetings. Upon adoption of the 1997 Outside Directors Stock Option Plan, directors who are not employees of the Company will receive yearly grants of options to purchase Common Stock. See "DESCRIPTION OF EMPLOYEE BENEFIT PLANS--Summary of the Provisions of the Directors Plan."

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Pursuant to an employment offer letter from the Company to Mr. Pausa dated May 30, 1997, Mr. Pausa shall receive severance payment in the amount of $120,000 in the event he is involuntarily terminated, other than "for cause," within the first eighteen months of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee is composed of William Davidow, E. Floyd Kvamme and Edward Ross. No interlocking relationships exist between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee. The Compensation Committee makes recommendations regarding the Company's employee stock plans and makes decisions concerning salaries and bonus compensation for executive officers of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1997, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer or holder of more than 5% any class of voting securities of the Company and members of such person's immediate family had or will have a direct or indirect material interest other than the transactions described below.

     On July 25, 1997, in connection with the purchase of Common Stock upon exercise of stock options granted to Howard F. Earhart, the Company loaned to Mr. Earhart $125,000, at an interest rate of 6.65% pursuant to a Promissory Note and Pledge Agreement due on July 25, 2002 or at the Company's option upon (i) termination of Mr. Earhart's employment with the Company, (ii) a default in the payment of any installment or principle and/or interest when due, (iii) a sale of the Pledged Stock (as defined below) or (iv) acceleration being reasonably necessary for the Company to comply with any regulations promulgated by the Board of Governors of the Federal Reserve System affecting the extension of credit in connection with the Company's securities. The loan is secured by 73,529 shares of Common Stock (the "Pledged Stock").

     On July 28, 1997, in connection with the purchase of Common Stock upon exercise of stock options granted to Clements Edward Pausa under the 1997 Plan, the Company loaned to Mr. Pausa $131,250, at an interest rate of 6.65% pursuant to a Promissory Note and Pledge Agreement due on July 28, 2002 or at the Company's option upon (i) the termination of Mr. Pausa's employment with the Company (ii) a default in the payment of any installment or principle and/or interest when due, (iii) a sale of the Pledged Stock (as defined below) or (iv) acceleration being reasonably necessary for the Company to comply with any regulations promulgated by the Board of Governors of the Federal Reserve System affecting the extension of credit in connection with the Company's securities. The loan is secured by 77,205 shares of Common Stock (the "Pledged Stock").

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock were complied with in fiscal 1997.

CHANGES TO BENEFIT PLANS

     The Company has proposed to approve amendments to the 1997 Plan which (i) provides that effective January 1, 1999, 600,000 shares which would otherwise only be available for grant under such plan pursuant to nonstatutory stock options may instead be granted pursuant to incentive stock options, and (ii) limit the number of shares for which options may be granted under such plan to any employee within any fiscal year to 200,000. See "PROPOSAL NUMBER TWO--APPROVAL OF AMENDMENT OF 1997 STOCK OPTION PLAN."

     The following table sets forth grants of stock options received under the 1997 Plan during the fiscal year ended December 31, 1997 by (i) the Named Executive Officers, (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group, and (iv) all employees, who are not executive officers, as a group.

                               NEW PLAN BENEFITS


                                                                                          1997 PLAN (1)
                                                                             -----------------------------------------
NAME AND POSITION                                                              EXERCISE PRICE         NO. OF SHARES
------------------------------------------------------------------------     -----------------       -----------------
Howard F. Earhart........................................................      $1.70                     73,529
President and Chief Executive Officer

Balu Balakrishnan........................................................      $1.70                     22,058
Vice President, Engineering and New Business Development

Vladimir Rumennik........................................................      $1.70                     22.058
Vice President, Technology Development

Daniel M. Selleck........................................................      $1.70                     22,058
Vice President, Worldwide Sales

Robert G. Staples........................................................      $1.70                     14,705
Chief Financial Officer, Vice President, Finance and Administration and
 Secretary

Clifford J. Walker.......................................................      $1.70                     25,735
Vice President, Corporate Development

Executive Group
(7 persons)..............................................................      $1.70-$8.00              257,348

Non-Executive Director
Group (4 persons)........................................................        N/A                     0 (2)

Non-Executive Officer
Employee Group...........................................................      $1.70-$8.84              188,254

___________________________
(1)  Only employees are eligible to participate in the 1997 Plan.

(2)  All under Outside Director group

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Dr. William Davidow, E. Floyd Kvamme and Dr. Edward C. Ross are members of the Compensation Committee ("Committee"). Each of these individuals is a non-employee member of the Company's Board of Directors. For fiscal year ended 1997, all decisions concerning executive compensation were made by the Committee. The Committee is responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. The Committee reviews the President's recommendations regarding the performance and compensation levels for executive officers, other than the Company's President and Chief Executive Officer.

OVERVIEW

     The goals of the Company's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives. The Company uses salary, bonus compensation and option grants to attain these goals. The Committee reviews compensation surveys and other data to enable the Committee to compare the Company's compensation package with that of similarly-sized high technology companies in the Company's geographic area.

SALARY

     Base salaries of executive officers are reviewed annually, and if deemed appropriate, adjustments are made based on individual executive officer performance, scope of responsibilities and levels paid by similarly-sized high technology companies in the Company's geographic area. Commencing with the 1998 fiscal year, in determining the salaries of the executive officers, the Committee will consider information provided by the Company's Chief Financial Officer, as well as salary surveys and similar data prepared by AON Consulting Radford Division, an employment compensation consulting firm.

     The President and Chief Executive Officer is responsible for evaluating the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the Committee. In addition to considering the performance of individual executive officers and information concerning competitive salaries, significant weight is placed on the financial performance of the Company in considering salary adjustments.

BONUS COMPENSATION

     Cash bonuses for each executive officer are set annually by the Committee and are specifically weighted for identified financial, management, strategic and operational goals. Performance against the established goals is determined quarterly and annually by the Committee and, based on such determination, the Committee approves payment of appropriate bonuses. In addition to quarterly and annual bonus compensation, executive officers may earn additional bonus awards for patent applications or publications.

STOCK OPTIONS

     The Company strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. The size of an initial option grant to an executive officer has generally been determined with reference to similarly-sized high technology companies in the Company's geographic area for similar positions, the responsibilities and future contributions of the executive officer, as well as recruitment and retention considerations. In fiscal 1997, the President and Chief Executive Officer recommended to the Board of Directors, and the Board of Directors approved, stock option grants under the 1997 Plan to certain of the executive officers.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Howard F. Earhart has served as the President and Chief Executive Officer of the Company since January 1995. Mr. Earhart's fiscal 1997 compensation, including a base salary of $180,000 was set by the Committee in fiscal 1996.
The Committee reviewed Mr. Earhart's performance with regard to quarterly performance objectives, weighted among specific personal and corporate objectives, in determining his eligibility for bonus compensation. Mr. Earhart's bonus compensation for fiscal 1997 was $237,600. In addition, the Board of Directors granted Mr. Earhart options to purchase an aggregate of 73,529 shares of the Company's Common Stock based on attainment of predetermined financial and other corporate goals.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Company has considered the provisions of the Code and the related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 1988 Plan and 1997 Plan should qualify for an exemption from these restrictions. The Committee does not believe that other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.



                                    COMPENSATION COMMITTEE

                                    Dr. William Davidow
                                    E. Floyd Kvamme
                                    Dr. Edward C. Ross

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) ("Nasdaq US") and the Hambrecht & Quist Technology Index ("H&Q Index") for the period commencing on December 11, 1997(1) and ending on December 31, 1997.(2)

         COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 11, 1997
                          THROUGH DECEMBER 31, 1997
    POWER INTEGRATIONS, INC., NASDAQ STOCK MARKET - US INDEX AND HAMBRECHT
                           & QUIST TECHNOLOGY INDEX


                       [PERFORMANCE GRAPH APPEARS HERE]

                                  December 11, 1997   December 31, 1997
                                  -----------------   -----------------
Power Integrations, Inc.                $100.00            $113.80

Nasdaq US                               $100.00            $102.30

H&Q Index                               $100.00            $103.97

___________________________
(1) The Company's initial public offering commenced on December 12, 1997. For purposes of this presentation, the Company has assumed that its initial offering price of $8.00 would have been the closing sales price on December 11, 1997, the day prior to commencement of trading.

(2) Assumes that $100.00 was invested on December 11, 1997 in the Company's Common Stock at the Company's initial offering price of $8.00 and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                  DESCRIPTION OF OTHER EMPLOYEE BENEFIT PLANS

     The following is a brief summary of the 1988 Plan as in effect as of the date of this Proxy Statement. The Company has terminated the 1988 Plan and will not grant any additional options thereunder in the future, although options outstanding under the 1988 Plan will remain subject to the terms and conditions of the 1988 Plan.

SUMMARY OF THE PROVISIONS OF THE 1988 PLAN

     The following summary of the 1988 Plan is qualified in its entirety by the specific language of the 1988 Plan, a copy of which is available to any stockholder upon request.

     The 1988 Plan provides for the grant of stock options to employees (including officers), directors and consultants of the Company and any parent or subsidiary corporation of the Company. The 1988 Plan provides for the grant of ISOs or nonstatutory stock options, although ISOs may be granted only to employees. As of April 13, 1998, options to purchase an aggregate 628,859 shares of Common Stock at a weighted average exercise price of $1.054 were outstanding under the 1988 Plan. Options granted under the 1988 Plan will remain outstanding in accordance with their terms, but no further options will be granted under the 1988 Plan.

     The 1988 Plan is administered by the Board. The Board will interpret the 1988 Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1988 Plan or any option.

     Options granted under the 1988 Plan will become exercisable and vested at such times as specified by the Board. Generally, options granted under the 1988 Plan are exercisable on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with the Company or if the optionee attempts to transfer any unvested shares. Shares subject to options generally vest in installments, subject to the optionee's continued employment or service.

     The 1988 Plan provides that a "Transfer in Control" occurs in the event of
(i) a sale or exchange by the stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation involving the Company, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of at least 50% of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred. Upon a Transfer of Control, the Board may arrange for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the 1988 Plan. To the extent that the options outstanding under the 1988 Plan are not assumed, substituted for, or exercised prior to such event, they will terminate.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 1988 PLAN

     The federal income tax consequences of the options granted under the 1988 Plan are the same as the federal income tax consequences described for stock options granted pursuant to the 1997 Plan set forth above.

     The following is a brief summary of the Power Integrations, Inc. 1997 Employee Stock Purchase Plan (the "Purchase Plan") as in effect as of the date of this Proxy Statement.

SUMMARY OF THE PROVISIONS OF THE PURCHASE PLAN

     The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

     General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of each purchase period within the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

     Shares Subject to Plan. A maximum of 250,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

     Administration. The Purchase Plan is administered by the Board. Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights. The Purchase Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorney's fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Plan.

     Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the Purchase Plan so long as the employee is customarily employed for at least 20 hours per week and 5 months per calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan.

     Offerings. Generally, each Offering of Common Stock under the Purchase Plan is for a period of twenty-four months (an "Offering Period"). Offering Periods under the Purchase Plan are overlapping, with a new Offering Period beginning every six months. However, employees may only participate in one offering at a time. Offering Periods will generally commence on the first days of February and August of each year and end on the last days of the second following January and July, respectively. However, the first Offering Period commenced on December 12, 1997, the effective date of the Company's registration of its Common Stock with the Securities and Exchange Commission (the "Effective Date") and will end on January 31, 2000. Each Offering Period will generally be comprised of four six-month purchase periods ("Purchase Periods"), although the first Purchase Period of the first Offering Period will commence on the Effective Date and end on July 31, 1998. Shares are purchased on the last day of each Purchase Period ("Purchase Dates"). The Board may establish a different term for one or more Offerings or Purchase Periods or different commencement or ending dates for an Offering or a Purchase Period.

     Participation and Purchase of Shares. Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of an Offering Period. Payroll deductions may not exceed 15% (or such other rate as the Board determines) of an employee's compensation for any pay period during the Offering Period. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as that employee withdraws from the Purchase Plan, becomes ineligible to participate in the Purchase Plan, or terminates employment.

     Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the lesser of that number of whole shares determined by dividing $50,000 by the fair market value of a share of Common Stock on the first day of the Offering Period or 5,000 shares, provided that these dollar and share amounts will be prorated for any Offering Period that is other than 24 months in duration. No participant may purchase under the Purchase Plan shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased).

     At the end of each Purchase Period, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during that Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price per share at which shares are sold at the end of an Offering Period generally equals 85% of the lesser of the fair market value per share of the Company's Common Stock on the first day of the Offering Period or the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period or Offering Period.

     A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

     Change in Control. The Purchase Plan provides that in the event of a Change in Control, the acquiring or successor corporation may assume the Company's rights and obligations under the Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board may adjust the last day of the Offering Period to a date on or before the date of the Change in Control. Any Purchase Rights that are not assumed, substituted for, or exercised prior to the Change in Control will terminate.

     Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan. However, the approval of the Company's stockholders is required, within twelve months of the adoption of any amendment that (i) increases the number of shares authorized for issuance under the Purchase Plan or (ii) changes the definition of the corporations which may be designated by the Board as corporations whose employees may participate in the Purchase Plan.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     A participant recognizes no taxable income either as a result of commencing to participate in the Purchase Plan or purchasing shares of the Company's Common Stock under the terms of the Purchase Plan.

     If a participant disposes of shares purchased under the Purchase Plan within two years from the first day of the applicable Offering Period or within one year from the purchase date (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be mid-term or long-term if the participant's holding period is more than twelve months.

     If the participant disposes of shares purchased under the Purchase Plan at least two years after the first day of the applicable Offering Period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a mid-term or long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a mid-term or long-term capital loss.

     If the participant still owns the shares at the time of death, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased will constitute ordinary income in the year of death.

     The Company should be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

     The following is a brief summary of the Power Integrations, Inc. 1997 Outside Directors Stock Option Plan (the "Directors Plan") as in effect as of the date of this Proxy Statement.

SUMMARY OF THE PROVISIONS OF THE DIRECTORS PLAN

     The following summary of the Directors Plan is qualified in its entirety by the specific language of the Directors Plan, a copy of which is available to any stockholder upon request.

     General. The Directors Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company.

     Shares Subject to Plan. A maximum of 200,000 shares of the authorized but unissued or reacquired shares of the Common Stock of the Company may be issued upon the exercise of options granted pursuant to the Directors Plan. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Directors Plan, to the terms of automatic option grants under the plan, and to outstanding options. To the extent that any outstanding option under the Directors Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the plan and become available for future grants.

     Administration. The Directors Plan is administered by the Board. The Directors Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Directors Plan. The Board is authorized to interpret the Directors Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Directors Plan or any option.

     Eligibility. Only directors of the Company who are not at the time of option grant employees of the Company or of any parent or subsidiary corporation of the Company (the "Outside Directors") are eligible to participate in the Directors Plan. Currently, the Company has four nonemployee directors.

     Automatic Grant of Options. The Directors Plan provides that each Outside Director who is serving as an Outside Director on the Effective Date or is first elected or appointed as an Outside Director after the Effective Date automatically will be granted an option to purchase 15,000 shares of Common Stock on the Effective Date or date of such initial election or appointment, respectively (an "Initial Option"). The Directors Plan also provides for the annual automatic grant of an additional option to purchase 5,000 shares of Common Stock, on each anniversary of (a) the Effective Date (for Outside Directors holding office on the Effective Date), or (b) the date of initial election or appointment to the Board (for Outside Directors first elected or appointed after the Effective Date), provided such person remains an Outside Director on such date (an "Annual Option").

     Terms and Conditions of Options. Each option granted under the Directors Plan will be evidenced by a written agreement between the Company and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Directors Plan. The exercise price of any option granted under the Directors Plan must equal the fair market value, as determined pursuant to the plan, of a share of the Company's Common Stock on the date of grant. Generally, the fair market value of the Common Stock will be the closing price per share on the date of grant as reported on the Nasdaq National Market. No option granted under the Directors Plan is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee's service with the Company ceases or in the event of a Change in Control of the Company, as discussed below. One-third of the shares subject to an Initial Option will vest and become exercisable one year after the date of grant and the remaining shares will vest and become exercisable in equal monthly installments over the following 24 months. Shares subject to Annual Options vest and become exercisable in twelve monthly installments, with the first installment vesting 25 months after the date of grant.

     Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

     Change in Control. The Directors Plan provides that in the event of a Change in Control, all outstanding options will become immediately exercisable and vested as of the date ten (10) days prior to the Change in Control. In addition, the acquiring or successor corporation may assume or substitute substantially equivalent options for the options outstanding under the Directors Plan. To the extent that the options outstanding under the Directors Plan are not assumed, substituted for, or exercised prior to the Change in Control, they will terminate.

     Termination or Amendment. The Directors Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may terminate or amend the Directors Plan at any time, but, without stockholder approval, the Board may not amend the Directors Plan to increase the total number of shares of Common Stock reserved for issuance thereunder or adopt any other amendment that would require approval of the Company's stockholders under any applicable law, regulation or rule. No termination or amendment of the Directors Plan may adversely affect an outstanding option without the consent of the optionee, unless such termination or amendment is necessary to comply with any applicable law.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS PLAN

     The federal income tax consequences of the options granted under the Directors Plan are the same as the federal income tax consequences described for nonstatutory stock options granted pursuant to the 1997 Plan set forth above.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 477 N. Mathilda Avenue, Sunnyvale, California 94086, not later than December 14, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.


                                         By Order of the Board of Directors


                                         /s/ Robert G. Staples
                                         Robert G. Staples
                                         Secretary

April 29, 1998

                           POWER INTEGRATIONS, INC.

                  Proxy for the Annual Meeting of Stockholders

                           To be held on June 1, 1998

                      Solicited by the Board of Directors

     The undersigned hereby appoints Howard F. Earhart and Robert G. Staples, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Power Integrations, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 477 N. Mathilda Avenue, Sunnyvale, California 94086 at 1:00 p.m., local time, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 29, 1998 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                                                       -----------
                                                       SEE REVERSE
                                                          SIDE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE             -----------

            Please mark
     [X]    votes as in
            this example

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

     A vote FOR the following proposals is recommended by the Board of
Directors:

1. To elect the following two (2) persons as Class I directors to hold office for a three-year term and until their respective successors are elected and qualified:

Dr. William Davidow

[_]  FOR      [_]  WITHHELD

Steven J. Sharp

[_]  FOR      [_]  WITHHELD


2. To approve amendments to the Company's 1997 Stock Option Plan which (i) provides that effective January 1, 1999, 600,000 shares which would otherwise only be available for grant under such plan pursuant to nonstatutory stock options may instead be granted pursuant to incentive stock options, and (ii) limit the number of shares for which options may be granted under such plan to any employee within any fiscal year to 200,000.

    [_]  FOR   [_]   AGAINST   [_]   ABSTAIN


3. To consider, approve and ratify the appointment of Arthur Andersen LLP as independent public auditors for the Company for the fiscal year ending December 31, 1998.

    [_]  FOR   [_]  AGAINST    [_]   ABSTAIN


    MARK HERE FOR       [_]                        MARK HERE IF      [_]
  ADDRESS CHANGE AND                               YOU PLAN TO
    NOTE AT LEFT                                    ATTEND THE
                                                     MEETING

 PLEASE SIGN HERE.  Sign exactly as your name(s)         Signature: ______________________         Date: _______________
 appears on your stock certificate. If shares of
 stock are held of record in the names of two or         Signature: ______________________         Date: _______________
 more persons or in the name of husband and wife,
 whether as joint tenants or otherwise, both or all
 of such persons should sign the Proxy.  If shares
 of stock are held of record by a corporation, the
 Proxy should be executed by the President or Vice
 President and the Secretary or Assistant Secretary.
 Executors or administrators or other fiduciaries
 who execute the Proxy for a deceased stockholder
 should give their full title.  Please date the
 Proxy.

                                       2